[CONFORMED COPY]


               AGREEMENT (the "Amendment Agreement"), dated as of September 6, 1995, among Roche Holdings, Inc., a Delaware corporation ("Roche"), HLR (U.S.) II, Inc., a Delaware corporation which is a direct wholly-owned subsidiary of Roche ("Merger Sub"), and Genentech, Inc., a Delaware corporation (the "Company").

               WHEREAS, Roche, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated May 23, 1995 (as amended to date, the "Merger Agreement");

               WHEREAS, it is a condition to each party's obligations to consummate the transactions contemplated by the Merger Agreement that the form of New Governance Agreement shall have been executed in substantially the form attached as Exhibit A to the Merger Agreement;

               WHEREAS, it is a condition to each party's obligations to consummate the transactions contemplated by the Merger Agreement that the form of New Guaranty shall have been executed in substantially the form attached as Exhibit B to the Merger Agreement;

               WHEREAS, it is a condition to each party's obligations to consummate the transactions contemplated by the Merger Agreement that Article THIRD of the Company's Certificate of Incorporation shall have been amended by operation of the Merger in substantially the form attached as Exhibit C to the Merger Agreement (such form of amendment, the "New Article THIRD");

               WHEREAS, the Merger Agreement and related agreements were previously amended by the parties on July 7, 1995 (the "First Amendment Agreement"); and

               WHEREAS, the parties hereto have determined it is in the best interests of their respective stockholders to effect certain other amendments to the New Governance Agreement, the New Guaranty and the New Article THIRD, and to make certain other covenants and agreements as are set forth in this Amendment Agreement;

               NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Roche, Merger Sub and the Company hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

               All terms used in this Amendment Agreement (including the preamble hereto) which are not otherwise defined in this Amendment Agreement shall have the meanings ascribed thereto in the Merger Agreement.


                                  ARTICLE II

           AMENDMENTS TO THE MERGER AGREEMENT AND RELATED DOCUMENTS


               2.1   Amendment of New Governance Agreement.

               (a) Section 2.03 of the New Governance Agreement is hereby amended and restated to read in its entirety as follows:

               "SECTION 2.03. Capital Contribution and Assumption of Put Obligations. (a) Roche agrees to, or to cause one or more of its Affiliates to, contribute to the Company, immediately prior to the time that any amounts become due and payable to the holders of Special Common Stock pursuant to Article THIRD, Section (c)(iii) of the Company's Certificate of Incorporation, (i) funds in an amount equal to the product of the number of shares of Special Common Stock with respect to which the Put has been properly exercised multiplied by the Put Price (as defined in Article THIRD of the Company's Certificate of Incorporation) plus (ii) such additional funds, if any, sufficient to permit the Company to redeem the shares of Special Common Stock with respect to which the Put has been properly exercised without violating Section 160 of the DGCL, any bankruptcy or insolvency law or other law or regulation for the protection of creditors. In exchange for such payment, the Company will issue to Roche (or to its designated Affiliate) a number of duly authorized and validly issued shares of Common Stock equal to the number of shares of Special Common Stock acquired thereby by the Company. Notwithstanding the foregoing, Roche's obligation to make any such payment to the Company under this Section 2.03 shall be void and of no further force and effect if, in lieu thereof, Roche shall (or shall cause one of its Affiliates to) elect to purchase, and make all arrangements necessary (including compliance by Roche, or any such Affiliate or Affiliates, with the 1934 Act, the 1933 Act (as hereinafter defined) and any other applicable Federal or state securities laws) to purchase, at the expiration of the Put Period, directly from the holders of Special Common Stock at the Put Price the shares of Special Common Stock which such holders elect to have purchased.

               (b) Notwithstanding any other term or provision hereof or of the Merger Agreement, the Marketing Agreement (as defined below), the Guaranty dated as of the date hereof by Parent of Roche's obligations under this Section 2.03, Article THIRD of the Company's Certificate of Incorporation or any other agreement, Roche agrees that it shall either (i) make (or cause one or more of its Affiliates to make) the aggregate payments required to be made under the first sentence of Section 2.03(a) hereof or (ii) if such payments are not made for any reason, make (or cause one of its Affiliates to make) the election to purchase referred to in the third sentence of Section 2.03(a) hereof and comply (or cause one of its Affiliates to comply) fully with such sentence; provided, however, that if an Insolvency Event (as defined in Article Third of the Company's Certificate of Incorporation) occurs, Roche shall, within 10 days after the occurrence of such Insolvency Event, either (x) contribute (or cause one or more of its Affiliates to contribute) to the Company an amount equal to the aggregate amount that would be required to be contributed to the Company under the first sentence of Section 2.03(a) hereof assuming (for purposes of clause (i) of such sentence) that the holders of all of the then outstanding shares of Special Common Stock (on a fully diluted basis) were to exercise the Put or (y) elect (or cause one of its Affiliates to elect) to purchase, and make all arrangements necessary (including compliance by Roche, or any such Affiliate, with the 1934 Act, the 1933 Act and any other Federal or state securities laws) to purchase, at the expiration of the Put Period, directly from the holders of Special Common Stock at the Put Price the shares of Special Common Stock which such stockholders elect to have purchased. In exchange for the payment by Roche of the amount specified in clause (x) of the immediately preceding sentence (which amount shall be invested by the Company in a money market fund which holds primarily U.S. government obligations until such time as any amounts are paid to creditors or stockholders), the Company will issue to Roche (or its designated Affiliate) a number of duly authorized and validly issued shares of Common Stock equal to the number of then outstanding shares of Special Common Stock (on a fully diluted basis). Immediately following the expiration of the Put Period, if the Put has not been exercised with respect to all of the then outstanding shares of Special Common Stock (on a fully diluted basis) and if Roche shall have complied with clause (x) of the first sentence of this Section 2.03(b), (1) the Company shall refund to Roche (or its designated Affiliate) an amount (together with any interest actually earned thereon) equal to the product of the Put Price times the number of outstanding shares of Special Common Stock (on a fully diluted basis) with respect to which the Put has not been exercised and (2) Roche (or its designated Affiliate) shall, in exchange for such payment by the Company, contribute to the Company a number of shares of Common Stock equal to the number of outstanding shares of Special Common Stock (on a fully diluted basis) with respect to which the Put has not been exercised. In the event that Roche pays the amount specified in clause (x) of the first sentence of this Section 2.03(b), none of Roche, Parent or any of their respective Affiliates shall be entitled to any payments or other distributions on or in respect of any Equity Security unless and until the Company has redeemed all of the shares of Special Common Stock with respect to which the Put has been properly exercised. If (x) an Insolvency Event occurs and (y) Roche does not timely comply with its obligations under the proviso to the first sentence of this Section 2.03(b), the amounts required to be paid by Roche pursuant to such proviso shall be increased by $1,000,000, and the agent (the "Agent") under the Agency Agreement dated as of September 6, 1995 between the Company, the Agent and Parent shall have an undivided interest in the aggregate amount payable under such proviso, which undivided interest shall (i) be limited to, and shall in no event exceed, $1,000,000 and (ii) be paid by Roche directly to the Agent.

               (c) It is understood and agreed that, if Roche so elects, the obligation of Roche to purchase shares of Special Common Stock pursuant to any of the provisions of this Section 2.03 may, at the election of Roche, be assigned by Roche to Parent or any Affiliate of Parent (other than the Company). No assignment pursuant to this
         Section 2.03(c) shall relieve Roche of any of its obligations under this Section 2.03 or otherwise.

               (d) The Company shall take (and shall have no corporate power or capacity to refuse to take) such actions as may be necessary to enforce the obligations of Roche under this Section 2.03 and the obligations of Parent under the Guaranty dated as of the date hereof by Parent of Roche's obligations under this Section 2.03 (the "Guaranty") directly against Roche and Parent, or in the event of assignment by Roche, against Roche, Parent and any Affiliate of Parent to which any assignment is made."

               (b) Section 3.02(a) of the New Governance Agreement is hereby amended by adding to the end thereof the following sentence:

         "Roche shall not have the right to nominate or designate any additional directors to the Board pursuant to this Section 3.02(a) unless and until (i) the Depositary shall have received the Put Price in respect of shares of Special Common Stock with respect to which the Put has been properly exercised and shall have been irrevocably instructed to pay the Put Price to stockholders that have exercised the Put; (ii) Roche shall have made (or caused one of its Affiliates to make) the election to purchase referred to in the third sentence of Section 2.03(a) hereof and shall have complied (or caused one or more of its Affiliates to comply) fully with such sentence; or (iii) the obligations of Roche under the third sentence of Section 2.03(a) hereof shall have otherwise been fully satisfied through Parent's performance under the Guaranty."

               (c) Section 3.07 of the New Governance Agreement is hereby amended by adding "(the "Marketing Agreement")" after the word "hereof."

               (d) The third sentence of Section 4.02 is hereby amended by deleting the word "contingent".

               2.2.  Amendment of New Guaranty.

               (a) The first sentence of Section 1 of the New Guaranty is hereby deleted and replaced with the following:

         "Roche Holding Ltd, a Swiss corporation ("Guarantor"), hereby unconditionally and irrevocably guarantees to Genentech, Inc., a Delaware corporation (the "Company"), the prompt and full discharge by Roche Holdings, Inc., a Delaware corporation ("Roche"), of all of Roche's covenants, agreements, obligations and liabilities under
         Section 2.03 of the Amended and Restated Governance Agreement between Roche and the Company (the "Amended and Restated Governance Agreement") (collectively, the "Obligations"), in accordance with the terms hereof and thereof."

               (b) The second sentence of Section 1 of the New Guaranty is hereby amended by deleting the words "Special Common Stock" and adding to the end thereof the following:

         "Callable Putable Common Stock, par value $.02 per share (the "Special Common Stock"), of the Company."

               (c) Section 5(c) of the New Guaranty is hereby amended by adding the words "(i) as may be required by applicable Federal and state securities laws or as may be required in connection with a tender offer or
(ii)" prior to the words "the failure" and by adding the words "prevent performance hereof or" between the words "to" and "have".

               (d) Section 5(d) of the New Guaranty is hereby amended by (i) replacing the word "Company" with the word "Guarantor" and (ii) adding the words "prevent performance hereof or" between the words "not" and "have".

               (e) Section 7 of the New Guaranty is hereby amended and restated to read in its entirety as follows:

               "SECTION 7. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

               if to Guarantor:

                     Roche Holdings, Inc.
                     c/o Roche Holding Ltd
                     Grenzacherstrasse 124
                     CH-4002 Basel
                     Switzerland

                     Attn: Dr. Felix Amrein
                     Telecopy:  011-41-61-688-1396

               with a copy to:

                     Peter R. Douglas, Esq.
                     Davis Polk & Wardwell
                     450 Lexington Avenue
                     New York, New York 10017
                     Telecopy: 212-450-4800

               if to the Company to:

                     Genentech, Inc.
                     460 Point San Bruno Boulevard
                     South San Francisco, California 94080

                     Attn: John P. McLaughlin
                     Telecopy: 415-952-9881

               with a copy to:

                     Richard D. Katcher, Esq.
                     Wachtell, Lipton, Rosen & Katz
                     51 West 52nd Street
                     New York, New York 10019
                     Telecopy: 212-403-2000

         or such other address or telecopier number as such party may hereafter specify in writing. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or (ii) if given by any other means, when delivered at the address specified in this Section."

               (f) The first sentence of Section 8 of the New Guaranty is hereby amended by adding the words "Davis Polk & Wardwell" after the word "appoints".

               (g) Section 9 of the New Guaranty is hereby amended by deleting the second sentence thereof.

               (h) The New Guaranty is hereby amended by deleting the corporate acknowledgement at the end thereof.


               2.3.   Amendment of New Article THIRD.

               (a) The first sentence of Section (a) of New Article Third is hereby amended by replacing the word "special" with the words "callable putable".

               (b) The third sentence of Section (a) of New Article Third is hereby amended by replacing the words "special common stock, par value $.02 per share" with the words "callable putable common stock, par value $.02 per share".

               (c) New Article Third is hereby amended by adding the following after Section (c)(iii)(C) thereof:

               "(D) Condition to the Corporation's Obligations. Notwithstanding any other provision of this Article THIRD, the corporation's obligation to pay the Put Price in respect of shares of Special Common Stock with respect to which the Put has been properly exercised (and to deposit with the Depositary funds pursuant to Section (c)(iv)(A)(2) of this Article THIRD) shall be conditioned upon the corporation's having received from Roche, or any affiliate of Roche, (i) funds in an amount equal to the product of the number of shares of Special Common Stock with respect to which the Put has been properly exercised multiplied by the Put Price plus (ii) such additional funds, if any, sufficient to permit the Corporation to redeem the shares of Special Common Stock with respect to which the Put has been properly exercised without violating Section 160 of the Delaware General Corporation Law, any bankruptcy or insolvency law or other law or regulation for the protection of creditors.

               (E) Enforcement of Roche Obligations. The corporation shall take (and shall have no corporate power or capacity not to take) such action as may be necessary to enforce the obligations of Roche and its affiliates to pay the Put Price (and any other amounts payable pursuant to Section 2.03 of the Governance Agreement), including, without limitation, all actions required to cause Roche and its affiliates to perform their respective obligations under Section 2.03 of the Governance Agreement and under the Guaranty, dated _______, __, 1995, by Roche Holding Ltd, a Swiss corporation, of the obligations of Roche under Section
         2.03 of the Governance Agreement."

               (d) Section (c)(iv)(A)(2) of New Article Third is hereby amended by deleting the third and fourth sentences thereof and by amending and restating the last sentence thereof to read as follows:

         "In the event of the exercise of the Put for less than all of the shares of Special Common Stock represented by a certificate, a new certificate representing the shares of Common Stock into which the shares of Special Common Stock not redeemed pursuant to exercise of the Put have been converted pursuant to Section (c)(vi) of this Article THIRD shall be issued to the holder of such shares."

               (e) The legend set forth in subsection (c)(x) of New Article Third is hereby amended by replacing all three occurrences of the word "Special" with the words "Callable Putable".

               (f) Section (e) of the New Article THIRD is hereby amended by inserting the following as new subsection (1) and appropriately renumbering each of the other subsections of such Section (e):

               "(1) "Business Day" means any day which is not a Saturday, Sunday or a federal holiday."

               (g) Section (e) of the New Article Third is hereby amended by replacing the reference in the definition of "Put Period" to paragraph (A) of subsection (c)(iii) with a reference to paragraph (B) of subsection (c)(iii).

               (h) New Article Third is hereby amended by adding the following Section (f) at the end thereof:

               "(f) Put and Call Not Business Combinations. Notwithstanding any other provision of this Article THIRD or of Article ELEVENTH of this Certificate of Incorporation, the transactions to be consummated pursuant to exercise of the Put or the Call shall not be deemed to be "Business Combinations" for purposes of Article ELEVENTH of this Certificate of Incorporation."


                                  ARTICLE III

                           MISCELLANEOUS AND GENERAL

               3.1. Expenses. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Amendment Agreement and the transactions contemplated hereby.

               3.2. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Amendment Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

               If to the Company:

                     Genentech, Inc.
                     460 Point San Bruno Boulevard
                     South San Francisco, California  94080
                     Attn.:  John P. McLaughlin
                     Telecopy:  415-952-9881

               with a copy to:

                     Richard D. Katcher, Esq.
                     Wachtell, Lipton, Rosen & Katz
                     51 West 52nd Street
                     New York, New York  10019
                     Telecopy:  212-403-2000

               If to Roche or Merger Sub:

                     Roche Holdings, Inc.
                     c/o Roche Holding Ltd
                     Grenzacherstrasse 124
                     CH-4002 Basel
                     Switzerland
                     Telecopy:  011-41-61-688-1396
                     Attn.:  Dr. Felix Amrein

               with a copy to:

                     Peter R. Douglas, Esq.
                     Davis Polk & Wardwell
                     450 Lexington Avenue
                     New York, New York 10017
                     Telecopy:  212-450-4800

or to such other address as such party shall have designated by notice so given to each other party.

               3.3 Amendments, Waivers, Etc. This Amendment Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought.

               3.4 No Assignment. This Amendment Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Amendment Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

               3.5 Entire Agreement. Except as otherwise provided herein, this Amendment Agreement, the First Amendment Agreement, and the Merger Agreement and the exhibits thereto embody the entire agreement and understanding between the parties relating to the subject matter hereof and this Amendment Agreement supplements all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Amendment Agreement and any writings expressly required hereby.

               3.6 No Third Party Beneficiaries. This Amendment Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto.

               3.7 Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding brought by either party hereto and arising in connection with this Amendment Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 3.7 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purpose. Roche and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

               3.8 Governing Law. This Amendment Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

               3.9 Name, Captions, Etc. The name assigned this Amendment Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof", "herein" and similar terms refer to this Amendment Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Amendment Agreement.

               3.10 Counterparts. This Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.



               IN WITNESS WHEREOF, this Amendment Agreement has been executed and delivered by the parties set forth below.


                                       GENENTECH, INC.


                                       By: /s/ Arthur D. Levinson
                                          --------------------------
                                          Name:  Arthur D. Levinson
                                          Title: President and CEO



                                       ROCHE HOLDINGS, INC.


                                       By: /s/ Henri B. Meier
                                          --------------------------
                                          Name:  Henri B. Meier
                                          Title: Vice President



                                       HLR (U.S.) II, INC.


                                       By: /s/ Felix Amrein
                                          --------------------------
                                          Name:  Felix Amrein
                                          Title: Vice President